EXHIBIT 20.3

March 22, 2005

Chase Manhattan Bank USA, National Association
c/o JP Morgan Chase
Institutional Trust Services
500 Stanton Christiana Road, OPS4, 3rd Floor
Newark, Delaware 19713

Deutsche Bank Trust Company Americas
Corporate Trust & Agency Services – Structured
Finance Services
60 Wall Street, 26th Floor
MS NYC60-2606
New York, New York 10005

Fitch Ratings
Asset Backed Securities
Auto Group – 32nd Floor
One State Street Plaza
New York, New York 10004

Moody’s Investors Services, Inc.
ABS Monitoring Department
99 Church Street
New York, New York 10007

Standard & Poor’s Rating Services
Asset Backed Surveillance Department
55 Water Street
New York, New York 10041

Re:   Annual Statement as to Compliance for WFS Financial 2004-1 Owner Trust

Dear Sir or Madam:

OFFICERS’ CERTIFICATE

Pursuant to Section 4.10 of the Sale and Servicing Agreement (“Agreement”) dated as of
February 1, 2004, and to Section 3.09 of the Indenture (“Indenture”), dated as of the same date, the undersigned officers of WFS Financial Inc (the “Master Servicer” and “Administrator”) certify that:

          (i) a review of the activities of the Master Servicer during the preceding fiscal year and of its performance under the Agreement has been made under such officers’ supervision and to the best of such officers’ knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement throughout such year and no default under the Agreement has occurred and is continuing; and

          (ii) a review of the activities of the Issuer during the preceding fiscal year and of its performance under the Indenture has been made under such officers’ supervision and to the best of such officers’ knowledge, based on such review, the Issuer has complied with all conditions and covenants under the Indenture throughout such year.

/s/ MARK OLSON	/s/ J. KEITH PALMER

Mark Olson	J. Keith Palmer
Senior Vice President and Controller	Senior Vice President & Treasurer